Exhibit 99.1

NASTECH ACQUIRES EXCLUSIVE WORLDWIDE RIGHTS TO PYY PATENT
APPLICATIONS FOR NASAL ADMINISTRATION FROM THIAKIS
—Company strengthens PYY 3-36 patent estate for treatment of obesity and makes equity investment in Thiakis Limited—

BOTHELL, Wash., September 27, 2004 – Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today it has acquired exclusive worldwide rights to the Imperial College Innovations and Oregon Health & Science University PYY patent applications in the field of intranasal delivery of PYY and the use of glucagon-like peptide-1 (GLP-1) used in conjunction with PYY for the treatment of obesity, diabetes and other metabolic conditions.

The license agreement is with Thiakis Limited, the exclusive licensee of the applications, and relates to work in the field of obesity conducted by scientists at the Imperial College London, UK and Oregon Health & Science University, Portland, Oregon. The agreement includes International Patent Application No. WO 03/026591 “Modification of Feeding Behavior,” which claims the peripheral administration of PYY to decrease calorie intake in an individual, and International Patent Application No. WO 03/057235, “Modification of Feeding Behavior,” which claims the peripheral administration of PYY in conjunction with glucagon-like peptide-1 (GLP-1) to promote weight-loss in an individual. Specific terms of the agreement are undisclosed, however in addition to an equity investment by Nastech in Thiakis, Thiakis is entitled to receive license fees, milestone payments and patent-based royalties.

Peptide YY is a naturally produced hormone associated with the modulation of appetite circuits in the brain. The license agreement is related to pioneering, collaborative research work conducted by Professor Stephen R. Bloom, Professor of Metabolic Medicine, Imperial College London, and his colleagues based at the Hammersmith Hospital in London, UK together with faculty and researchers at the Vollum Institute at Oregon Health & Science University, Portland, OR (OHSU).

Drs., Malcolm J. Low, and Michael A. Cowley are members of the Center for the Study of Weight Regulation and Associated Disorders at OHSU.

“Obesity has risen to epidemic levels, with more than 64 percent of adults in the United States overweight or obese. Continued scientific research and clinical development efforts are critical for prevention and treatment strategies,” said Professor Bloom. “Nastech’s investigational PYY Nasal Spray is designed to provide a much needed treatment option for obesity, and we are pleased to contribute to its clinical development.”

“The groundbreaking work of Professor Bloom and his colleagues, the inventors of the patent applications Nastech just licensed, was responsible for creating the excitement around the potential for PYY in obesity, especially with their 2002 Nature paper first describing its effects on satiety and eating behavior,” said Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. “This agreement further strengthens Nastech’s PYY patent estate, which includes Nastech applications containing over 300 pending patent claims and an exclusive license to an issued patent (US Patent Number 6,558,708) and additional patent applications of the Cedars-Sinai Medical Center, Los Angeles, CA.”

Dr. Quay further stated, “Moreover, Nastech believes that the combination of these three intellectual property estates now places the company in the unique position to have the broadest IP position related to PYY in the industry. We have an issued patent and pending applications around the world that claim priority filing dates on broad teachings to protect the value being created by our development activities, both for Nastech and its stakeholders as well as any potential future partners. We are also excited to be a shareholder in Thiakis, a company created out of the world-class research and innovation emanating from Professor Bloom’s laboratory at Imperial College. We continue to advance this promising approach for the treatment of obesity and look forward to participating in the success of Thiakis.”

Nastech has completed three Phase I trials of PYY, with results indicating the investigational product is safe and well tolerated and shows evidence of reducing caloric intake, moderating appetite and demonstrating weight loss in human subjects. All PYY-related adverse events were mild or moderate in severity and were resolved without treatment.

ABOUT PYY

PYY, a high affinity Y2 receptor agonist, represents a new class of obesity drugs. It is a hormone naturally produced by specialized cells in the gut in proportion to the calorie content of a meal and is believed to reduce appetite and food intake by modulating appetite circuits in the hypothalamus. According to results from a study conducted by Dr. Bloom and colleagues published in The New England Journal of Medicine (September 4, 2003, Volume 349, Number 10, Pages 941-948), obese and non-obese subjects given a 90-minute intravenous infusion of PYY consumed on average 30 percent fewer calories during a buffet lunch offered two hours after the infusion of PYY. All subjects experienced a significant decrease in their cumulative 24-hour caloric intake. Furthermore, obese subjects were observed to have lower levels of circulating PYY. Therefore, increasing levels of PYY by pharmacological means may be an effective therapeutic strategy in treating obesity.

ABOUT OBESITY

Obesity is a chronic condition that affects millions of people and often requires long-term or invasive treatment to promote and sustain weight loss. A study published in the January 1, 2003 issue of the Journal of the American Medical Association (JAMA), reported that the prevalence of obesity among U.S. adults was 20.9 percent in 2001. The American Obesity Organization reports that approximately 64 percent of adults in the U.S. are overweight and 30 percent are obese. Obesity among adults has doubled since 1980, while the number of overweight adolescents has tripled. According to the U.S. Department of Health and Human Services, approximately 300,000 U.S. deaths a year currently are associated with obesity and overweight. Only smoking leads obesity as a cause of preventable death in the U.S. The total direct and indirect costs attributed to overweight and obesity amounted to $117 billion in 2000. Additionally, Americans spend more than $33 billion annually on weight-loss products and services.

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is an emerging pharmaceutical company dedicated to the development and commercialization of innovative drug delivery technologies and products. The company’s proprietary technologies focus on the delivery of small and large molecule drugs by nasal administration. These drugs include peptides, proteins and RNAi therapeutics. Intranasal drug delivery may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of obesity, sexual dysfunction, pain management, and osteoporosis. Additional information about Nastech is available at www.nastech.com.

ABOUT THIAKIS LIMITED

Thiakis Ltd is a private biopharmaceutical company, founded in June 2004 and based in London, UK. The company is developing novel medicines for the treatment of obesity and metabolic disease. Thiakis is the exclusive licensee of 4 patent families relating to use of PYY3-36, glucagon-like peptide-1 (GLP-1) and oxyntomodulin for the treatment of obesity and associated conditions. Oxyntomodulin is derived from the research of Professor Steve Bloom and his team from the Division of Investigative Science, at Hammersmith Hospital, Imperial College London. PYY3-36 results from a joint collaboration between Imperial College London and Oregon Health & Science University, partly funded by Wellcome Trust, who also holds an equity position in Thiakis. Thiakis is led by Dr. John Burt, former Head of Medical & Life Sciences, Imperial College Innovations Ltd, and has previously worked for Vernalis and GlaxoSmithKline.

ABOUT IMPERIAL COLLEGE INNOVATIONS LTD

Imperial College Innovations Ltd is the wholly-owned technology transfer company of Imperial College London. It is one of the UK’s leading knowledge transfer companies, having created over 60 spin-out companies and concluded over 70 license agreements. Two Technology Transfer teams, one covering Medical and Life Sciences and the other Engineering and Physical Sciences technologies, manage technology licensing and spin-out company creation. A specialist new ventures team incubates and develops new companies. A dedicated Business Development Services team provides a focused resource initiating interaction and manages collaboration between Imperial and business.

ABOUT IMPERIAL COLLEGE LONDON

Consistently rated in the top three UK university institutions, Imperial College London is a world leading science-based university whose reputation for excellence in teaching and research attracts students (11,000) and staff (6,000) of the highest international quality. Innovative research at the College explores the interface between science, medicine, engineering and management and delivers practical solutions that enhance the quality of life and the environment — underpinned by a dynamic enterprise culture. Website: www.imperial.ac.uk

ABOUT OREGON HEALTH & SCIENCE UNIVERSITY (OHSU)

The privately endowed Vollum Institute at OHSU is dedicated to basic research in biomedical sciences. The Center for the Study of Weight Regulation and Associated Disorders is a research institute at OHSU where, scientists and physicians collaborate to address the important basic and clinical questions surrounding weight regulation. OHSU includes four schools, two hospitals, numerous primary and specialty care clinics, multiple research centers and institutes, and dozens of outreach programs. The OHSU School of Medicine is ranked second in the United States among medical schools for its primary care education program as reported in U.S. News & World Report. OHSU’s fundamental purpose is to improve the well-being of people in Oregon and beyond.

NASTECH FORWARD-LOOKING STATEMENT

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements that become untrue because of subsequent events.

Contacts:

Nastech:
Investor Contact:	Stacie D. Byars
(425) 908-3639
ir@nastech.com
Burns McClellan:
Media Contact:	Kathy Jones, Ph.D.
(212) 213-0006